Exhibit 10.5

TRADEMARK ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement (the “Assignment”) is made between Badcer Ops, Inc., a Nevada corporation (the “Assignor”), and Patriot Glass Solutions, LLC, a Texas limited liability company (the “Assignee”), effective as of November 1, 2026 (the “Effective Date”), pursuant to that certain Member Interest and Asset Exchange Agreement dated as of April 1, 2026, as amended (collectively, the “Agreement”).

WHEREAS, Assignor owns or controls all right, title and interest in and to certain trademarks as listed on Schedule 1 hereto (collectively, the “Trademarks”);

WHEREAS, Assignor wishes to assign, and Assignee wishes to obtain, all right, title and interest in and to the Trademarks; and

NOW THEREFORE, for and in consideration of the agreements contained in the Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Assignor hereby irrevocably assigns and transfers to Assignee and its successors, legal representatives and assigns all of its right, title and interest in and to:

a. the Trademarks throughout the world, whether or not any of such Trademarks have been registered prior to, on or after the date of this assignment, and any and all renewals and extensions thereof, together with the goodwill of the business connected with the use of, and symbolized by, the Trademarks; and

b. all claims, demands and rights of action, both statutory and based upon common law, that Assignor has or might have the right to assert against any third party by reason of any infringement of the Trademarks, prior to, on or after the date of this assignment, together with the right to prosecute such claims, demands and rights of action in Assignee’s own name.

2. Representations and Warranties. Assignor hereby represents and warrants to the Assignee as follows:

a. Authority. Assignor has the right, power and authority to enter into this Assignment.

b. No Violations or Conflicts. Assignor is the sole owner of the Trademarks and is entitled to assign the Trademarks without the consent of any third party.

3. Further Actions of Assignor. Assignor covenants and agrees to warrant and defend the transfer and assignment of Assignor’s rights under the Trademarks hereby made against all persons whomsoever, to execute and deliver further instruments of transfer and assignment and take such other action as Assignee may reasonably request to more effectively transfer and assign to Assignee each of the Trademarks, all at the sole cost and expense of Assignor; provided, however, that Assignor shall not be required to pay any costs or fees associated with filing of any documents related to the Trademarks with the United States Patent and Trademark Office.

4. Governing Law. This Assignment shall be subject to and construed and enforced in accordance with the laws of the State of Texas without regard to principles of conflicts of laws.

5. Notices. Any notices hereunder shall be sent in accordance with the terms and provisions of the Agreement.

In Witness Whereof, Assignor and Assignee have executed this Assignment as of November 1, 2026.

ASSIGNOR:

Badcer Ops, Inc., a Nevada corporation

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Authorized Signatory

ASSIGNEE:

Patriot Glass Solutions, LLC, a Texas limited
liability company

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	Authorized Manager

Schedule 1

Assigned Trademarks

See attached